EXHIBIT 99.1

NYSE:	BVC

Web Site:	www.bayviewcapital.com

Contact:	John W. Rose

(650) 312-7370

Jeannie Daniels

(650) 294-7778

FOR IMMEDIATE RELEASE

August 12, 2002

BAY VIEW ANNOUNCES SALE OF COMMERCIAL AND MULTIFAMILY LOANS TO WASHINGTON MUTUAL

         San Mateo, California – Bay View Capital Corporation (NYSE: BVC) announced today the completion of the previously announced sale by Bay View Bank, N.A., of its commercial and multifamily loans to Washington Mutual. Per the agreement, approximately $911 million of loans, or substantially all of the agreed upon loans were sold on August 7, 2002, with the sale of the remaining loans expected to close by August 30, 2002. This sale is part of the funding process necessary to close the sale of Bay View Bank’s 57-branch banking network and other retail banking assets to U.S. Bank.

         “We are pleased with completing this important first step of selling our commercial and multifamily loans to Washington Mutual,” said Bob Goldstein, Bay View Capital Corporation CEO. Mr. Goldstein added that the Washington Mutual transaction was a significant element in Bay View’s overall strategic plan to convert its assets to cash with the goal of making cash distributions to Bay View’s stockholders as a return on capital.

         Bay View continues its efforts to market other loans and non-core businesses as a part of its current strategic plan and consistent with its proposed plan of dissolution and stockholder liquidity.

         On August 7, 2002 Bay View filed a preliminary proxy statement with the Securities and Exchange Commission and is waiting to receive comments from their review. This proxy solicits stockholders’ approval of the U.S. Bank transaction and authorization of the board-approved plan of dissolution and stockholder liquidity. After review and comments by the SEC, Bay View will file a definitive proxy statement, set a special stockholder meeting date and mail proxy materials to all stockholders for their consideration of and vote on these two proposals. Stockholders of record at the close of business on August 20, 2002 will be the stockholders entitled to vote at the special stockholders’ meeting.

         The Company will host a conference call at 2:00 p.m. PDT on Wednesday, August 14, 2002 to discuss its completion of the Washington Mutual loan sale. Analysts, media representatives and the public are invited to listen to this discussion by calling 1-888-793-6954 and referencing the password

“BVC.” An audio replay of this conference call will be available through Friday, September 6, 2002 and can be accessed by dialing 1-888-282-0029.

Bay View Capital Corporation is a commercial bank holding company headquartered in San Mateo, California. The Company’s principal subsidiary is Bay View Bank, a nationally chartered commercial bank which is the largest deposit franchise exclusively serving the San Francisco Bay Area with 57 full-service branches. Bay View offers a full array of retail and commercial banking products and services to customers. For more information, or to locate the closest branch, call 1-800-BAY VIEW (1-800-229-8439), or visit www.bayviewbank.